                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             Applied Imaging Corp.
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                                (NAME OF ISSUER)


                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                  141408 10 4
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                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 141408 10 4                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Abraham I. Coriat

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Spain

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                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          464,568
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          464,568
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      464,568

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 141408 10 4                                         Page 3 of 5 Pages
          -----------

ITEM 1.
        (a)  Name of Issuer                       Applied Imaging Corp.

        (b)  Address of Issuer's Principal
             Executive Offices                    3280 Walsh Avenue
                                                  Building B
                                                  Santa Clara, CA 95051
ITEM 2.
        (a)  Name of Person Filing                Abraham I. Coriat

        (b)  Address of Principal Business Office
             or, if none, Residence               6226 Calle Bonita
                                                  San Jose, CA 95120

        (c)  Citizenship                          Spain
        (d)  Title of Class of Securities         Common Stock

        (e)  CUSIP Number                         141408 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:
        (a) [ ] Broker or Dealer registered under Section 15 of the Act
        (b) [ ] Bank as defined in section 3(a)(6) of the Act
        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
        (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

     The filing person acquired all of its shares prior to the registration of the Issuer's shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; therefore, this filing is pursuant to Rule 13d-1(c).
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CUSIP No. 141408 10 4                                         Page 3 of 5 Pages
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ITEM 4.  OWNERSHIP
         (a)  Amount Beneficially Owned         464,568 shares*
     ________

         * Consists of 414,732 shares held as community property with Mr. Coriat's wife, Shira Shamssian, and an aggregate of 49,836 shares held by Mr. Coriat and his wife as custodians for their two minor children.

         (b)  Percent of Class                  6.8% (based on 6,823,460 shares
                                                outstanding as of 12/31/96)

         (c)  Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote    0

              (ii)  shared power to vote or to direct the vote  464,568

              (iii) sole power to dispose or direct the disposition of  0

              (iv)  shared power to dispose or direct the disposition of
                                                                 464,568
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A
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CUSIP No. 141408 10 4                                         Page 5 of 5 Pages
          -----------

ITEM 10.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                        February 11, 1997
                                        -----------------
                                              Date


                                        /s/ Abraham I. Coriat
                                        -----------------
                                             Signature



                                        Abraham I. Coriat
                                        -----------------
                                             Name/Title